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                                                                   Exhibit 23.2


                        INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of Reliance Surety Group, Inc. on Form S-1 of our report dated October 22, 1999, appearing in the Prospectus, which is part of this Registration Statement, on our audit of the special purpose statement of certain assets and liabilities of Reliance Surety Group, Inc., a business unit of Reliance Group Holdings, Inc. as of December 31, 1997 and 1998, as well as the special purpose statement of certain revenues and claims and expenses for each of the three years in the period ended December 31, 1998. Our report on the special purpose financial statements expresses an unqualified opinion and includes an explanatory paragraph related to the basis of presentation.


We also consent to the reference to us under the heading "Experts" in such Prospectus.




    Deloitte & Touche LLP
    Philadelphia, Pennsylvania
    October 22, 1999